Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-200977) of Sabine Oil & Gas Corporation of our report dated March 31, 2013, except with respect to our opinion on the consolidated financial statements in so far as it relates to the Restatement of Previously Issued Financial Statements as described in Note 2, as to which the date is March 31, 2014, relating to the financial statements of Sabine Oil & Gas LLC, which appears in this Current Report on Form 8-K/A of Sabine Oil & Gas Corporation.

/s/ PricewaterhouseCoopers

Houston, TX

January 21, 2015